Exhibit 99.1

Contacts

For Investors: ImmunoGen, Inc. Carol Hausner, 781-895-0600 info@immunogen.com	For Media: Pure Communications, Inc. Dan Budwick, 973-271-6085

ImmunoGen, Inc. Reports Fourth Quarter and Fiscal Year 2015 Financial Results

– Company Provides Corporate Update and Fiscal Year 2016 Financial Guidance –

– Conference Call Today at 8:00 am ET –

•                  ImmunoGen’s wholly owned mirvetuximab soravtansine demonstrates notable single-agent activity in early clinical testing for platinum-resistant ovarian cancer; Company plans to initiate later-stage testing this year.

•                  Events expected with other ImmunoGen product candidates in 2H2015 include initiation of clinical assessment of IMGN529 in combination with rituximab (Rituxan®) and submission of the IMGN779 IND.

•                  Events expected among partner compounds in the next 12 months include presentation of new clinical data, start of pivotal testing, and advancement of new compounds into clinical testing.

WALTHAM, MA, July 31, 2015 — ImmunoGen, Inc. (Nasdaq: IMGN), a biotechnology company that develops novel anticancer therapeutics using its antibody-drug conjugate (ADC) technology, today reported financial results for the Company’s 2015 fiscal year ended June 30, 2015. ImmunoGen also provided an update on product programs and guidance for its 2016 fiscal year.

“This is clearly a transformational year for ImmunoGen,” commented Daniel Junius, President and CEO. “Our lead product candidate, mirvetuximab soravtansine, has demonstrated impressive single-agent activity against platinum-resistant ovarian cancer in early clinical testing, and we are on track to initiate a trial later this year that could potentially support an accelerated registration pathway. We are also preparing to start a separate trial by year end to assess mirvetuximab soravtansine used in combination with other anticancer agents to potentially help more patients benefit from this promising agent, including women with earlier-stage disease. We plan  to start the clinical assessment of our IMGN529 ADC in combination with rituximab shortly, with combination assessment of our other promising ADC for B-cell malignancies, coltuximab ravtansine, expected to start in 2016. And we are on track to submit an IND this fall for our next novel anticancer agent, IMGN779, which utilizes one of our potent new IGN payload agents.”

Mr. Junius continued, “In the coming months, we also expect the progress being made by ImmunoGen partners to become more visible, with several programs on track to advance into potential registration trials in 2016, and other programs moving toward IND filing and the start of clinical testing. We believe our product pipeline will look markedly different — in stage and breadth — a year from now.”

Updates on Product Programs

Mirvetuximab soravtansine (IMGN853), a potential new therapy for many cases of ovarian cancer as well as for other solid tumors that highly express folate receptor α (FRα); wholly owned by ImmunoGen.

•                  Data presented at the American Society of Clinical Oncology (ASCO) annual meeting in May showed that treatment with mirvetuximab soravtansine monotherapy achieved marked tumor shrinkage in 53% of patients with FRα-positive platinum-resistant ovarian cancer in the expansion cohort of a Phase I trial. The enrollment of patients into this expansion cohort is expected to complete by year end, with presentation of the findings for the full 40-patient cohort anticipated in mid-2016.

•                  ImmunoGen plans to initiate a Phase 2 trial assessing mirvetuximab soravtansine as a single agent for FRα-positive pre-treated ovarian cancer in late 2015; this trial potentially could support an accelerated registration pathway.

•                  The Company also is preparing to start by year end a Phase 1b/2 trial assessing this ADC in combination regimens for FRα-positive ovarian cancer.

•                  FRα is highly expressed on cases of many different types of solid tumors, including endometrial, breast, and lung cancers. Mirvetuximab soravtansine currently is being evaluated in a Phase 1 expansion cohort for the treatment of relapsed/refractory endometrial cancer, with other potential uses being assessed preclinically.

•                  The Company recently established a collaboration with the National Comprehensive Cancer Network’s Oncology Research Program to facilitate assessment of mirvetuximab soravtansine in a variety of preclinical and clinical settings.

IMGN529 and coltuximab ravtansine (SAR3419), CD37- and CD19-targeting ADCs, respectively, are potential treatments for diffuse large B-cell lymphoma (DLBCL) and other B-cell malignancies; both are wholly owned by ImmunoGen.

•                  The Company plans to begin assessment of IMGN529 for DLBCL in combination with rituximab later this year. Preclinical findings with this combination were presented in June, with additional data planned for submission to a medical conference in December. ImmunoGen also expects to begin assessment of IMGN529, used as a single agent, for the treatment of chronic lymphocytic leukemia in 2H2015.

•                  For coltuximab ravtansine, ImmunoGen is assessing alternative combination strategies and expects to initiate combination clinical testing in 2016.

IMGN779, a CD33-targeting ADC utilizing one of ImmunoGen’s DNA-acting payload agents; a potential treatment for acute myeloid leukemia and myelodysplastic syndrome; wholly owned by ImmunoGen.

•                  Remains on track for IND submission in 2H2015.

Anticipated events for partner product programs include:

•                  Kadcyla® (ado-trastuzumab emtansine) — Roche expects to apply for marketing approval in 2016 for second-line treatment of HER2-positive advanced gastric cancer using the results from its GATSBY trial, if positive;

•                  ImmunoGen expects up to three partner compounds to advance into potentially pivotal Phase 2 or Phase 3 testing in 2016;

•                  The Company anticipates several of its partners will have clinical data presentations in the next 12 months; and

•                  ImmunoGen expects 2 to 4 additional partner compounds to advance into clinical testing by mid-2016.

Fiscal Year 2015 Financial Results

For the Company’s fiscal year ended June 30, 2015 (FY2015), ImmunoGen reported a net loss of $60.7 million, or $0.71 per basic and diluted share, compared to a net loss of $71.4 million, or $0.83 per basic and diluted share, for its fiscal year ended June 30, 2014 (FY2014). For the quarter ending June 30, 2015, ImmunoGen reported a net loss of $30.5 million, or $0.35 per basic and diluted share, compared to a net loss of $26.5 million, or $0.31 per basic and diluted share, for the same quarter in FY2014.

Revenues in FY2015 were $85.5 million, compared to $59.9 million in FY2014. FY2015 revenues include $57.8 million of license and milestone fees compared to $39.5 million in FY2014, with the increase primarily due to more development and commercialization licenses being taken by Novartis and Lilly in FY2015 and the associated amortization of upfront license fees, as well as increased revenue from milestone payments. FY2015 revenues also include $2.8 million of research and development support fees, compared to $7.2 million in such fees for FY2014, and $5.5 million of clinical materials revenue, compared to $2.9 million for FY2014. The level of research support and the number of batches of clinical materials produced and released to partners varies on a year-to-year basis.

FY2015 revenues also include $13.9 million of cash royalty revenues and $5.5 million of non-cash royalty revenues on Roche sales of Kadcyla for the nine-months ended December 31, 2014 and three months ended March 31, 2015, respectively. The latter reflects that royalties on Kadcyla sales occurring after January 1, 2015 are covered by the royalty purchase agreement announced in March 2015, and thus the associated cash is remitted to Immunity Royalty Holdings L.P. In FY2014, royalty payments received on sales of Kadcyla during the twelve months ended March 31, 2014 totaled $10.3 million.

Operating expenses in FY2015 were $140.0 million, compared to $131.4 million in FY2014. FY2015 operating expenses include research and development expenses of $111.8 million, compared to $107.0 million in FY2014 (inclusive of a $12.8 million non-cash charge related to a collaboration established with CytomX). The increase in FY2015 is primarily due to greater third-party costs related to the advancement of ImmunoGen product candidates, increased costs associated with the manufacturing of clinical materials on behalf of our partners, and higher personnel expenses, principally due to recent hiring. Operating expenses also include general and administrative expenses of $28.2 million in FY2015, compared to $24.5 million in FY2014. This increase is primarily due to greater personnel expenses, patent expenses and third-party service fees.

FY2015 expenses also include $5.4 million in imputed non-cash interest expense related to the sale of future Kadcyla royalties, which is treated as a liability for accounting purposes. ImmunoGen will be recording non-cash interest expense related to this transaction  on an on-going basis.

ImmunoGen had approximately $278.1 million in cash and cash equivalents as of June 30, 2015, compared with $142.3 million as of June 30, 2014 and had no debt outstanding in either period. Cash used in operations was $55.3 million in FY2015, compared with $53.7 million in FY2014. Capital expenditures were $7.4 million and $8.2 million for FY2015 and FY2014, respectively.

Financial Guidance for 2016 Fiscal Year

For its fiscal year ending June 30, 2016, ImmunoGen expects: its revenues to be between $70 million and $80 million; its operating expenses to be between $175 million and $180 million; its net loss to be between $120 million and $125 million; its cash used in operations to be between $100 million and $105 million; and its capital expenditures to be between $13 million and $15 million. Cash and marketable securities at June 30, 2016 are anticipated to be between $165 million and $170 million.

Conference Call Information

ImmunoGen is holding a conference call today at 8:00 am ET to discuss these results. To access the live call by phone, dial 913-312-0951; the conference ID is 2265897. The call also may be accessed through the Investors section of the Company’s website, www.immunogen.com. Following the live webcast, a replay of the call will be available at the same location through August 14, 2015.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics. The Company’s ADC technology uses tumor-targeting antibodies to deliver an ImmunoGen cell-killing agent specifically to cancer cells. The Company utilizes its ADC technology with its antibodies to create ImmunoGen product candidates and also out-licenses limited rights to use its technology to other companies. Roche’s Kadcyla® is the first marketed product with ImmunoGen’s ADC technology. More information about the Company can be found at www.immunogen.com.

Rituxan® and Kadcyla® are registered trademarks of their respective owners.

This press release includes forward-looking statements based on management’s current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: the Company’s revenues, operating expenses, net loss, cash used in operations and capital expenditures in its 2016 fiscal year; its cash and marketable securities as of June 30, 2016; the occurrence, timing and outcome of potential pre-clinical, clinical and regulatory events related to the Company’s and its collaboration partners’ product programs; and the presentation of preclinical and clinical data on the Company’s and collaboration partners’ product candidates. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private

Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the timing and outcome of ImmunoGen’s and the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies, clinical trials and regulatory processes; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; industry merger and acquisition activity; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014 and other reports filed with the Securities and Exchange Commission.

-Financials Follow-

ImmunoGen, Inc. Reports Fourth Quarter and Fiscal Year 2015 Financial Results

IMMUNOGEN, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	June 30,
	2015	2014
ASSETS

Cash and cash equivalents	$278,109	$142,261
Other assets	35,714	23,057

Total assets	$313,823	$165,318

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$35,810	$21,254
Long-term portion of deferred revenue and other long-term liabilities	242,909	68,365
Shareholders’ equity	35,104	75,699

Total liabilities and shareholders’ equity	$313,823	$165,318

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2015	2014	2015	2014

Revenues:
License and milestone fees	$5,086	$305	$57,815	$39,455
Royalty revenue	—	3,400	13,890	10,346
Non-cash royalty revenue	5,461	—	5,461	—
Research and development support	708	1,327	2,848	7,187
Clinical materials revenue	1,356	711	5,527	2,908

Total revenues	12,611	5,743	85,541	59,896

Expenses:
Research and development	30,437	25,787	111,768	106,958
General and administrative	7,261	6,456	28,228	24,469

Total operating expenses	37,698	32,243	139,996	131,427

Loss from operations	(25,087)	(26,500)	(54,455)	(71,531)

Non-cash interest expense on liability related to sale of future royalty	(5,436)	—	(5,436)	—
Other income (expense), net	49	1	(848)	167

Net loss	$(30,474)	$(26,499)	$(60,739)	$(71,364)

Net loss per common share, basic and diluted	$(0.35)	$(0.31)	$(0.71)	$(0.83)

Weighted average common shares outstanding, diluted	86,269	85,802	86,038	85,481